EXHIBIT 99.3

HOSTOPIA.COM INC. (TSX: H)

NOTICE OF ANNUAL MEETING OF SHAREHOLDERS AND

MANAGEMENT INFORMATION CIRCULAR

Dated: August 1, 2007

Annual Meeting of Shareholders

Thursday, September 6, 2007

at 11:00 A.M. (Eastern Time)

Suite 1600, 1 First Canadian Place,

100 King Street West

Toronto, Ontario, Canada

Hostopia.com Inc.

August 1, 2007

Dear Shareholders,

This letter accompanies the Notice of Annual Meeting of Shareholders and Management Information Circular for the annual meeting (the “Meeting”) of holders of the common shares of Hostopia.com Inc. (“Hostopia” or the “Company”) to be held on Thursday, September 6, 2007 at 11:00 a.m., Eastern Time, at the offices of our lawyers Gowling Lafleur Henderson LLP, located at Suite 1600, 1 First Canadian Place, 100 King Street West, Toronto ON M5X 1G5 in the Gowling Lafleur Henderson Room. We hope you will attend in person.

At the Meeting, the shareholders will be asked to elect our Board of Directors for a one-year term and to appoint our auditors.

Following the Meeting, we will also present a report on our operations and activities for the year ended March 31, 2007 and the first quarter ended June 30, 2007. Representatives of Hostopia’s management team will be pleased to answer your questions.

The Notice of Annual Meeting of Shareholders and related Management Information Circular accompanying this letter describe the matters on which shareholders will vote at the upcoming meeting, and we encourage you to read these materials carefully and then vote as soon as possible. We look forward to your participation.

YOUR VOTE IS IMPORTANT. WHETHER OR NOT YOU PLAN TO ATTEND THE MEETING, WE URGE YOU TO SIGN AND RETURN YOUR FORM OF PROXY SO WE CAN BE SURE OF A QUORUM TO VOTE ON THESE PROPOSALS FOR SHAREHOLDER ACTION. IF YOU ATTEND THE MEETING, YOU MAY REVOKE YOUR PROXY AND VOTE IN PERSON IF YOU SO DESIRE.

Sincerely,

“Colin Campbell”

Colin Campbell

Chief Executive Officer

HOSTOPIA.COM INC.

5915 Airport Road, Suite 1100

Mississauga, ON, L4V 1T1

NOTICE OF ANNUAL MEETING OF SHAREHOLDERS

TO BE HELD ON SEPTEMBER 6, 2007

TO THE SHAREHOLDERS OF HOSTOPIA.COM INC.:

The annual meeting (the “Meeting”) of the holders of the common shares of Hostopia.com Inc. (“Hostopia”) will be held on September 6, 2007 at 11:00 a.m., Eastern Time, at the offices of our lawyers Gowling Lafleur Henderson LLP located at Suite 1600, 1 First Canadian Place, 100 King Street West, Toronto ON M5X 1G5, in the Gowling Lafleur Henderson Room, for the following purposes:

1.	to elect the Board of Directors of Hostopia for the ensuing year;
2.	to ratify the appointment of KPMG LLP as auditors of Hostopia for the fiscal year ending March 31, 2008; and
3.	to transact such other business as may be properly brought before the Meeting or any adjournment or adjournments thereof.

Shareholders of record at the close of business on August 1, 2007 are entitled to notice of and to vote at our annual meeting and at any adjournment or postponement thereof.

Accompanying this notice is a Form of Proxy. Whether or not you expect to be at our annual meeting, please complete, sign and date the enclosed Form of Proxy and return it promptly. A return envelope is enclosed for that purpose.

If you plan to attend our annual meeting and wish to vote your shares personally, you may do so at any time before your proxy is voted. Please note, however, that if your shares are held in the name of your broker, bank or other nominee and you wish to vote at the Meeting, you must obtain from the record holder a proxy issued in your name.

All shareholders are cordially invited to attend the Meeting.

BY ORDER OF THE BOARD OF DIRECTORS,

“Michael Bayer”

Michael Bayer

Corporate Secretary

Mississauga, Ontario

August 1, 2007

TABLE OF CONTENTS

Page

ABOUT THE ANNUAL MEETING	1
What is the purpose of the annual meeting?	1
Why am I receiving these materials?	1
What is a proxy?	1
How do you appoint a proxyholder?	2
Who can vote at the annual meeting?	2
How do I vote?	2
How many votes do I have?	3
What if I return a Form of Proxy but do not make specific choices?	3
Who is paying for this proxy solicitation?	3
What does it mean if I receive more than one Form of Proxy?	3
Can I change my vote after submitting my proxy?	4
How are votes counted?	4
How many votes are needed to approve each proposal?	4
What is the quorum requirement?	4
What are the Board’s recommendations?	5
What if the ownership of my shares has been transferred after August 1, 2007?	5
How can I find out the results of the voting at the annual meeting?	5
What is our process for shareholder communications with the Board of Directors?	5
What is our policy regarding Board member attendance at the annual meeting?	5
When are shareholder proposals due for next year’s annual meeting?	5
What if I have other questions?	6
PROPOSAL 1	ELECTION OF DIRECTORS	7
Corporate Cease Trade Orders or Bankruptcies	9
PROPOSAL 2	RATIFICATION OF APPOINTMENT OF INDEPENDENT AUDITORS	11

REPORT OF THE AUDIT COMMITTEE	12

EXECUTIVE COMPENSATION	13
Compensation Committee	13
Report on Executive Compensation	13
Executive Compensation Summary	15
Grants of Plan-Based Awards in Last Fiscal Year	16
Aggregated Option Exercises During the Most Recently Completed Financial Year End and Fiscal Year-End Option Values	16
Equity Compensation Plan Information	16
Employment Contracts with Named Executive Officers	17
Compensation of Directors	17
Performance Graph	18
Directors’ and Officers’ Insurance	19

COMPENSATION COMMITTEE INTERLOCKS AND INSIDER PARTICIPATION	19

VOTING SECURITIES AND PRINCIPAL HOLDERS OF VOTING SECURITIES	20

INTEREST OF INFORMED PERSONS IN MATERIAL TRANSACTIONS	21

STOCK OPTION PLAN	22

ADDITIONAL INFORMATION	24

OTHER BUSINESS	25

APPENDIX 1 - STATEMENT OF CORPORATE GOVERNANCE PRACTICES	26

-i-

HOSTOPIA.COM INC.

5915 Airport Road, Suite 1100

Mississauga, ON, L4V 1T1

MANAGEMENT INFORMATION CIRCULAR

FOR ANNUAL MEETING OF SHAREHOLDERS

TO BE HELD ON SEPTEMBER 6, 2007

ABOUT THE ANNUAL MEETING

This Management Information Circular (“Circular”) is furnished in connection with the solicitation of proxies by the management of Hostopia.com Inc. (“Hostopia” or the “Company”) for use at the annual meeting of the holders of shares of common stock (the “Common Shares”) in the capital of the Company to be held on the 6th day of September, 2007 at 11:00 a.m., Eastern Time, or at any adjournment or adjournments thereof (the “Meeting”), for the purposes set forth in the Notice of Meeting. The Meeting will be held at the offices of Gowling Lafleur Henderson LLP located at Suite 1600, First Canadian Place, 100 King Street West, Toronto ON M5X 1G5, in the Gowling Lafleur Henderson Room.

Enclosed with this Circular is a form of proxy (“Form of Proxy”) for use at the Meeting. Each shareholder who is entitled to attend at meetings of shareholders is encouraged to participate in the Meeting and shareholders are urged to vote in person or by proxy.

The information contained in this Circular is given as of the 1st day of August, 2007, except where otherwise indicated.

Unless otherwise indicated, all references to “dollars” and “$” in this Circular are to United States dollars and “Cdn$” refers to Canadian dollars.

What is the purpose of the annual meeting?

To elect the Board of Directors for the ensuing year, appoint Hostopia’s auditors and transact any other business that may be properly brought before the Meeting. In addition, our management will report on our performance and respond to questions from shareholders.

Why am I receiving these materials?

We sent you this Circular and the enclosed Form of Proxy because the management of Hostopia is soliciting your proxy to vote at the 2007 Annual Meeting of Shareholders. You are invited to attend the Meeting to vote on the proposals described in Circular. However, you do not need to attend the Meeting to vote your shares. Instead, you may simply complete, sign and return the enclosed Form of Proxy in the manner described herein.

We intend to mail this Circular and accompanying Form of Proxy on or about August 9, 2007 to all shareholders of record entitled to vote at the annual meeting.

What is a proxy?

A proxy is a document that authorizes another person to attend the Meeting and cast votes on behalf of shareholders at the Meeting. You can use the attached Form of Proxy for this purpose or you may use any other legal form of proxy.

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How do you appoint a proxyholder?

Your proxyholder is the person you appoint to cast your vote at the Meeting. The persons named in the enclosed Form of Proxy are directors or officers of Hostopia. You may choose those individuals or any other individuals or any other person to be your proxyholder. Your proxyholder does not have to be a shareholder of Hostopia. If you want to authorize a director or officer of Hostopia who is named on the enclosed Form of Proxy form as our proxyholder, please leave the line near the top of the Form of Proxy blank as their names are pre-printed in the form. If you want to authorize another person as your proxyholder, insert that person’s name in the blank space located near the top of the enclosed Form of Proxy.

Your proxy authorizes the proxyholder to vote and otherwise act for you at the Meeting, including any continuation of the Meeting that may occur if the Meeting is adjourned.

If you are a non-registered beneficial shareholder and want to provide a proxy to an individual other than a director or officer of Hostopia, please follow the instructions provided to you by the shareholder of record.

Who can vote at the annual meeting?

Only shareholders of record at the close of business on August 1, 2007 will be entitled to vote at the annual meeting. On the record date, there were approximately 35 registered holders of record of our common stock.

Shareholder of Record: Shares Registered in Your Name

If on August 1, 2007 your shares were registered directly in your name with our transfer agent, Equity Transfer and Trust Company, then you are a shareholder of record. As a shareholder of record, you may vote in person at the Meeting or vote by proxy. Whether or not you plan to attend the Meeting, we urge you to fill out and return the enclosed Form of Proxy to ensure your vote is counted.

Beneficial Owner: Shares Registered in the Name of a Broker or Bank

If on August 1, 2007 your shares were held in an account at a brokerage firm, bank, dealer or other similar organization, then you are the beneficial owner of shares held in “street name” and this Circular are being forwarded to you by that organization. The organization holding your account is considered to be the shareholder of record for purposes of voting at the annual meeting. As a beneficial owner, you have the right to direct your broker or other agent on how to vote the shares in your account. You are also invited to attend the annual meeting. However, since you are not the shareholder of record, you may not vote your shares in person at the Meeting unless you request and obtain a valid proxy from your broker or other agent.

How do I vote?

You may either vote “FOR” the nominees to the Board of Directors, withhold authority to vote for all of the nominees or withhold authority to vote for any nominee you specify. You may vote “FOR” “AGAINST” or withhold your vote for the ratification of the appointment of KPMG LLP as our auditor for the fiscal year ending March 31, 2008. For the purpose of this vote, votes to abstain will have the same effect as votes against the proposal, and broker non-votes will have no effect on the vote on such proposal. The procedures for voting are fairly simple:

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1. Shareholder of Record: Shares Registered in Your Name

If you are a shareholder of record, you may vote in person at the annual meeting or vote by proxy using the enclosed Form of Proxy. Whether or not you plan to attend the Meeting, we urge you to vote by proxy to ensure your vote is counted. You may still attend the Meeting and vote in person if you have already voted by proxy.

•	To vote in person, come to Meeting and we will give you a ballot when you arrive.
•

To vote using the Form of Proxy, simply complete, sign and date the enclosed Form of Proxy and return it promptly in the envelope provided. If our transfer agent Equity Transfer and Trust Company receives your completed Form of Proxy before September 6, 2007, we will vote your shares as you direct.

OR

2. Beneficial Owner: Shares Registered in the Name of Broker or Bank

If you are a beneficial owner of shares registered in the name of your broker, bank or other agent, you should have received a Form of Proxy and voting instructions with this Circular from that organization rather than from us directly. Simply complete and mail the Form of Proxy to ensure that your vote is counted. To vote in person at the annual meeting, you must obtain a valid proxy from your broker, bank or other agent. Follow the instructions from your broker or bank included with this Circular, or contact your broker or bank to request a proxy form.

How many votes do I have?

On each matter to be voted upon, you have one vote for each share of common stock you owned as of August 1, 2007.

What if I return a Form of Proxy but do not make specific choices?

If you return a signed and dated Form of Proxy without marking any voting selections, your shares will be voted “FOR” the election of each of the nominees for director and “FOR” the proposal to ratify the appointment of KPMG LLP as our independent public accounting firm for the fiscal year ending March 31, 2008. If any other matter is properly presented at the Meeting, your proxyholder (one of the individuals named on your Form of Proxy) will vote your shares using his or her best judgment.

Who is paying for this proxy solicitation?

We will pay for the entire cost of soliciting proxies. In addition to this Circular and accompanying Form of Proxy, our management and employees may also solicit proxies in person, by telephone or by other means of communication. Management and employees will not be paid any additional compensation for soliciting proxies. We may also reimburse brokerage firms, banks and other agents for the cost of forwarding the Circular and accompanying Form of Proxy to beneficial owners.

What does it mean if I receive more than one Form of Proxy?

If you receive more than one Form of Proxy, your shares are registered in more than one name or are registered in different accounts. Please complete, sign and return each Form of Proxy to ensure that all of your shares are voted.

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Can I change my vote after submitting my proxy?

Yes. You can revoke your proxy at any time before the final vote at the Meeting. You may revoke your proxy in any one of three ways:

•	you may submit another properly completed Form of Proxy with a later date to our transfer agent Equity Transfer & Trust Company, 200 University Ave, Suite 400, Toronto ON M5H 4H1; or;
•	you may send a written notice that you are revoking your proxy to our Corporate Secretary at Hostopia’s executive offices, 5915 Airport Road, Suite 1100, Mississauga, ON L4V 1T1; or
•	you may attend the annual meeting and vote in person. Simply attending the Meeting will not, by itself, revoke your proxy.

How are votes counted?

Votes will be counted by the inspector of election appointed for the Meeting, who will separately count “FOR” and “WITHHOLD” and with respect to proposals other than the election of directors, “AGAINST” votes, abstentions and broker non-votes. Abstentions will not be considered in determining whether director nominees have received the requisite number of affirmative votes. Broker non-votes will not be counted toward the vote total for any proposal, but will be counted for determining the presence of a quorum.

If your shares are held by your broker as your nominee (that is, in “street name”), you will need to obtain a proxy form from the institution that holds your shares and follow the instructions included on that form regarding how to instruct your broker to vote your shares. If you do not give instructions to your broker, your broker may vote your shares with respect to “discretionary” items, including Proposals 1 and 2, but not with respect to “non-discretionary” items. Discretionary items are proposals considered routine under applicable rules on which your broker may vote shares held in street name in the absence of your voting instructions. On non-discretionary items, if any, for which you do not give your broker instructions, the shares will be treated as broker non-votes.

How many votes are needed to approve each proposal?

•

For Proposal 1, the election of Directors, the nominees receiving a plurality of the votes cast either in person or by proxy, up to the number of directors to be elected, shall be deemed elected to the Board of Directors. A properly executed proxy marked “WITHHELD” with respect to one or more nominees and broker non-votes will not be considered in determining whether the Director or Directors indicated have received the requisite number of affirmative votes, but will be counted for purposes of determining the presence of a quorum.

•

For Proposal 2, the proposal to ratify KPMG LLP as our independent registered public accounting firm for the fiscal year ending March 31, 2008, approval will require a “FOR” vote from the majority of shares present and entitled to vote either in person or by proxy. If you “ABSTAIN” from voting, it will have the same effect as an “AGAINST” vote. Broker non-votes will have no effect, but will be counted for purposes of determining the presence of a quorum.

What is the quorum requirement?

A quorum of shareholders is necessary to hold a valid meeting. A quorum will be present if the holders of a majority of the votes entitled to be cast by the holders of all outstanding Common Shares are present at the Meeting or represented by proxy. On the record date,

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August 1, 2007, there were 11,534,871 shares of common stock outstanding and entitled to vote; therefore, the holders of 5,767,436 shares must be present at the Meeting or represented by proxy to constitute a quorum. Your shares will be counted toward the quorum only if you submit a valid Form of Proxy or vote at the Meeting. Abstentions and broker non-votes will be counted toward the quorum requirement. If there is no quorum, a majority of the votes present at the Meeting may adjourn the Meeting to another date.

What are the Board of Directors’ recommendations?

Our Board of Directors’ recommendations are set forth together with the description of each item in this Circular. In summary, our Board of Directors recommends a vote:

•	FOR election of the nominated seven directors (see “Proposal 1”); and
•	FOR ratification of the appointment of KPMG LLP as our auditors for the fiscal year ending March 31, 2008 (see “Proposal 2”).

What if the ownership of my shares has been transferred after August 1, 2007?

Any transferee or person acquiring common shares after August 1, 2007 may, on proof of ownership, demand of Equity Transfer & Trust Company not later than 10 days before the Meeting that his, her or its name be included in the list of persons entitled to attend and vote at the Meeting.

How can I find out the results of the voting at the annual meeting?

Preliminary voting results will be announced at the annual meeting. Final voting results will be published in our quarterly report on Form 10-Q for the second quarter of 2008.

What is our process for shareholder communications with the Board of Directors?

Our shareholders may contact our Board of Directors or a specified individual director by writing to our Corporate Secretary at 5915 Airport Road, Suite 1100, Mississauga ON L4V 1T1. Our Corporate Secretary will relay all such communications to our Board of Directors or individual members, as appropriate.

What is our policy regarding Board member attendance at the annual meeting?

It is our policy to invite, but not require, the members of our Board of Directors to attend the annual meeting. We held our annual meeting for fiscal 2006 on October 5, 2006. Two of the seven current directors attended the Meeting.

When are shareholder proposals due for next year’s annual meeting?

Under the present rules, to be considered for inclusion in next year’s management information circular, your proposal must comply with the requirements of form and substance established by the United States Securities and Exchange Commission (“SEC”) and the Canadian Securities Administrators (“CSA”). It must also be delivered in proper written form to the Company’s Corporate Secretary at 5915 Airport Road, Suite 1100, Mississauga ON L4V 1T1 between May 9, 2008 and June 8, 2008, which is not less 90 days nor more that 120 days prior to September 6, 2008, which is the first anniversary of the 2007 annual meeting. However in the event that the date of the 2008 annual meeting is more than 30 days earlier or more than 60 days later than September 6, 2008 the proposal must be delivered not earlier than the 120th day prior to the annual meeting and not later than the close of business on the later of the 90th day prior to such annual meeting or the 10th day following

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the day on which public announcement of the date of such meeting is first made. To be in proper written form, a shareholder’s notice to the Corporate Secretary shall set forth in writing as to each matter the shareholder proposes to bring before the annual meeting: (i) a brief description of the business desired to be brought before the annual meeting and the reasons for conducting such business at the annual meeting; (ii) the name and address, as they appear on the Company’s books, of the shareholder proposing such business; (iii) the class or series and number of shares of the Company which are beneficially owned by the shareholder; (iv) any material interest of the shareholder in such business; and (v) if the shareholder intends to solicit proxies in support of such shareholder’s proposal, a representation to that effect. The foregoing notice requirements shall be deemed satisfied by a shareholder if the shareholder has notified the Company of his or her intention to present a proposal at the annual meeting and such shareholder’s proposal has been included in a proxy statement that has been prepared by management of the Company to solicit proxies; provided, however, that if such shareholder does not appear or send a qualified representative to present such proposal at the annual meeting, the Company may not present such proposal for a vote at the meeting, notwithstanding that proxies in respect of such vote may have been received by the Company.

What if I have other questions?

If you have any questions regarding the Meeting or require any assistance in completing the Form of Proxy, please contact Hostopia’s transfer agent, Equity Transfer at: Equity Transfer & Trust Company at 1-866-393-4891.

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PROPOSAL 1

ELECTION OF DIRECTORS

Our Board of Directors is presently composed of seven members. The Directors elected at the annual meeting will serve until the 2008 annual meeting of shareholders and until their successors are elected and have been qualified, or until their earlier death, resignation, retirement, disqualification or removal. Our amended and restated by-laws provide our Board of Directors shall consist of not less than three directors, the exact number determined from time to time by resolution adopted by at least a majority of our directors. Any additional directorships resulting from an increase in the number of directors may only be filled by our Board of Directors, subject to applicable provisions of the Delaware General Corporations Law.

Proxies may only be voted for the number of nominees named below, and may not be voted for a greater number of persons.

Directors are elected by a plurality of the votes present in person or represented by proxy and entitled to vote at the Meeting. Shares represented by executed proxies will be voted, if authority to do so is not withheld, for the election of the nominees named below. In the event that a nominee becomes unavailable for election as a result of an unexpected occurrence, such shares will be voted for the election of such substitute nominee as management may propose.

The table and information that follow set forth the names, ages and positions of our nominee directors:

Name and Municipality of Residence	Age	Current Position with Hostopia	Principal Occupation	Director Since

Michael Cytrynbaum(2)(3) West Vancouver, British Columbia, Canada	66	Chairman of the Board and Director	President of First Fiscal Management Ltd.	August 14, 2003
Colin Campbell Fort Lauderdale, Florida, USA	37	Chief Executive Officer, Chief Operating Officer and Director	Chief Executive Officer, Chief Operating Officer of Hostopia.com Inc.	December 10, 1999
William Campbell Toronto, Ontario, Canada	41	President and Director	President of Hostopia.com Inc.	December 10, 1999
Mathew George(1) Vancouver, British Columbia, Canada	36	Director	Vice President of TELUS Ventures (a division of TELUS Corporation)	December 27, 2001
Robert Kidd(1)(3) Mississauga, Ontario, Canada	63	Director	President of Location Research Company of Canada Limited	May 15, 2000
Randall Bast Plantation, Florida, USA	45	New Nominee Director	Business Advisor	--

Christopher Scatliff(1)(2)(3) Oakville, Ontario, Canada	64	Director	Chief Executive Officer of KORE Wireless Group Inc.	May 15, 2000

(1)	Member of Audit Committee
(2)	Member of Compensation Committee
(3)	Member of Corporate Governance and Nominating Committee

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The following is a description of the business background of our Board members:

Colin Campbell has served as our Chief Executive Officer and Chief Operating Officer since April 2006. He was Chief Operating Officer from January 2001 to November 2005. He was President and Chief Operating Officer from November 2005 to April 2006. From November 1999 to December 2000, Mr. Campbell held the position of Senior Vice President, Internet Services at Look Communications Inc., a communications service provider, where he was responsible for leading the Internet team, guiding Internet product and services development, and for mergers and acquisitions in that product area. Mr. Campbell was a founding member of the Canadian Internet Registration Authority and served as a Board member from June 2001 to January 2003. Mr. Campbell was Chief Operating Officer of TUCOWS Interactive Inc., a web services and online software delivery services provider, from 1997 to 1999 and was Chief Operating Officer of Internet Direct, an Internet service provider which later merged with I.D. Internet Direct Inc., an Internet service provider from 1994 to 1999. Mr. Campbell has a Bachelor of Arts in Commerce from the University of Toronto.

William Campbell has served as our President since April 2006. Mr. Campbell was our Chief Executive Officer from August 2001 until April 2006, and was Chief Technology Officer from August 2001 until June 2005. Mr. Campbell held the position of Chief Technology Officer in TUCOWS Interactive Inc., a web services and online software delivery services provider, from 1997 to 1999 and the position of Chief Technology Officer in Internet Direct, an Internet service provider which later merged with I.D. Internet Direct Inc., an Internet service provider from 1994 to 1999. Mr. Campbell has a diploma from Control Data Institute.

Michael Cytrynbaum is President of First Fiscal Management Ltd. a private consulting company specializing in financial reorganizations, mergers and acquisitions, strategic planning and negotiation. Mr. Cytrynbaum also serves as chairman of Look Communications Inc., a communications service provider and Ignition Point Technologies Corp., a broadband communication provider, both publicly traded companies. In addition, he is a director of two junior resource companies, Callinan Mines Limited and Central Minera Corp., as well as being a director of Peer 1 Network Enterprises, Inc., a provider of high-performance Internet bandwidth. Mr. Cytrynbaum was a founding director of Microcell Telecommunications Inc. and remained on the board of that company for ten years. Mr. Cytrynbaum has a Bachelor of Arts and a Bachelor of Common Law from McGill University.

Mathew George is Vice President of TELUS Ventures, the strategic venture investment arm of TELUS Corporation. TELUS Ventures manages a venture capital fund that invests in emerging U.S. and Canadian technology companies. Mr. George joined TELUS Ventures in June 2001 from the Abu Dhabi Investment Authority where he worked from 1999 to 2001 and was responsible for the global co investment and direct private equity investment activities of Abu Dhabi Investment Authority’s Private Equity group. Mr. George has also worked in the Mergers & Acquisitions Group at Warburg Dillon Read from 1996 to 1998 and Barclays de Zoete Wedd from 1995 to 1996, both in London and New York. In addition to serving on our Board, Mr. George is a director of Apparent Networks, Inc., Vision Critical Communications Inc. and the Arts Club Theatre Company. Mr. George is a Chartered Financial Analyst and a member of the Chartered Financial Analysts Institute and the Vancouver Society of Financial Analysts. Mr. George holds a Masters of Business Management from the Ecole des Hautes Etudes Commerciales in Paris, with specialization in Analytical Finance from the University of Chicago Graduate School of Business. His Bachelor of Technology (Honours) degree in Electrical & Electronics Engineering is from the Regional Engineering College in Calicut, India.

Robert H. Kidd is a director of Genesis Microchip Inc. and Vice Chairman of Appleby College Foundation. Mr. Kidd is President of Location Research Company of Canada Limited. Mr. Kidd served as Chief Financial Officer of Technology Convergence Inc. from 2000 to 2002, of Lions Gate Entertainment Corp. from 1997 to 1998, and of InContext Systems Inc. from 1995 to 1996. He served as Senior Vice President,

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Chief Financial Officer and director of George Weston Limited from 1981 to 1995, as a partner of a predecessor firm of KPMG LLP, from 1973 to 1981 and as a Lecturer in Finance, Faculty of Management Studies, University of Toronto, from 1971 to 1981. Mr. Kidd has served on several professional committees, including the Toronto Stock Exchange Investors & Issuers Advisory Committee from 1993 to 1998, the Canadian Institute of Chartered Accountants Emerging Issues Committee from 1992 to 1997 and the Canadian Securities Administrators Committee on Conflicts of Interest in Underwriting from 1994 to 1996. Mr. Kidd has a Bachelor of Commerce from the University of Toronto and a Masters of Business Administration from York University. Mr. Kidd is a Fellow of the Institute of Chartered Accountants of Ontario.

Christopher Scatliff is founder and Chief Executive Officer of KORE Wireless Group Inc., a Virginia based mobile virtual network operator specializing in machine-to-machine wireless communications. From 2000 to 2001 he was Executive Vice President of Itemus Inc. From 1996 until 2000, he was President and Chief Executive Officer of UUNET Canada (now MCI Canada). Mr. Scatliff was also a member of UUNET’s International Management Board from 1998 to 2000 with executive responsibility for Latin America. Mr. Scatliff served on the Canadian Government Ministerial Advisory Group for the 1998 OECD Conference in Ottawa. Previously, Mr. Scatliff was Vice President and Managing Director from 1993 to 1996 for Europe, Middle East, and Africa for Computer Sciences Corporation based in London, England. He has a Bachelor of Science degree in Physics from the University of Manitoba.

Randall Bast is the Managing Partner of 20/20 Capital Partners, a boutique investment and advisory services firm. From 2000 – 2002, Mr. Bast was a Vice President at Citrix Systems, Inc. (Nasdaq: CTXS). Prior to that time, Mr. Bast was the founder and former Chief Executive Officer of Innovex Group, Inc. a technology consulting company with numerous Fortune 1000 and emerging growth clients, which was acquired for approximately $48 million by Citrix Systems, Inc. in 2000. Mr. Bast has served on the board of the South Florida Chapter of Young Entrepreneur's Organization (YEO), the University of Florida MBA Advisory Board, the University School of Nova Southeastern University (NSU), and the Young Entrepreneur's Council for the Wayne Huizenga School of Business at Nova Southeastern University. He has both a Bachelor of Science (Finance) and a Masters of Business Administration from the University of Florida.

Corporate Cease Trade Orders or Bankruptcies

Mr. Cytrynbaum has been a director and the Chairman of the Board of Look since May 1996 and Mr. Colin Campbell was Senior Vice-President of Internet Services from November 1999 to December 2000 and a director of Look from November 1999 to March 2003. On September 4, 2001, Look was granted protection from its creditors under the Companies’ Creditors Arrangement Act (Canada) (“CCAA”), pursuant to a court order issued by the Superior Court of the Province of Ontario. Under the terms of the court order, Look was required to present to the court a Plan of Arrangement and Compromise setting out the terms of the restructuring of its debt and other obligations. The Plan of Arrangement and Compromise was filed with the court on November 14, 2001, received creditor approval on December 14, 2001, final court approval on December 21, 2001, and was implemented on February 11, 2002.

Mr. Cytrynbaum was a director of Microcell Telecommunications Inc. (“Microcell”) from December 1993 to May 2003. Microcell elected to restructure its operations under the CCAA and filed for and received an initial order for protection under the CCAA on January 3, 2003 from the Superior Court of the Province of Quebec. On March 17, 2003, Microcell’s Plan of Reorganization and of Compromise and Arrangement was voted upon and approved by secured and affected unsecured creditors. On March 18, 2003, the court issued an order

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sanctioning the Plan of Reorganization and of Compromise and Arrangement, and it became effective on May 1, 2003.

Mr. Scatliff was appointed Executive Vice President and an officer of Vengold Inc. (Vengold) on April 4, 2000 as part of Vengold’s acquisition of his private company Exceleration.net Inc. Vengold subsequently changed its name to Itemus Inc. (“Itemus”). Mr. Scatliff resigned from Itemus effective April 5, 2001. Subsequent to Mr. Scatliff’s involvement, Itemus filed for bankruptcy on July 31, 2001, and a cease trade order was issued on November 15, 2001 by the Ontario Securities Commission. Itemus was dissolved on September 19, 2005.

To the best of our knowledge, other than as disclosed above, none of our directors, officers or shareholders holding a sufficient number of securities to affect materially the control of the Company, is, or within the ten years prior to the date of this Circular has been, a director or officer of any other issuer that, while that person was acting in the capacity of a director or officer of that issuer, was the subject of a cease trade order or similar order, or any order that denied the issuer access to any statutory exemptions under securities legislation for a period of more than 30 consecutive days, became bankrupt, made a proposal under any legislation relating to bankruptcy or insolvency or was subject to or instituted any proceedings, arrangement or compromise with creditors or had a receiver, receiver manager or trustee appointed to hold the assets of that issuer.

THE BOARD OF DIRECTORS RECOMMENDS A VOTE “FOR” ALL OF THE NOMINEES FOR DIRECTOR UNDER PROPOSAL 1.

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PROPOSAL 2

RATIFICATION OF APPOINTMENT OF

INDEPENDENT AUDITORS

Our Board of Directors has appointed KPMG LLP as our independent audit firm for the fiscal year ending March 31, 2008 and has directed that management submit the appointment of the independent audit firm to the shareholders for ratification at the annual meeting. KPMG LLP has audited our financial statements since the fiscal year ended March 31, 2000 through the fiscal year ended March 31, 2007. Representatives of KPMG LLP will be present at the annual meeting, will have an opportunity to make a statement if they so desire and will be available to respond to appropriate questions.

Shareholders are not required to ratify the appointment of KPMG LLP as our independent audit firm. However, we are submitting the appointment of KPMG LLP to the shareholders for ratification as a matter of good corporate practice. If you fail to ratify the appointment, our Board of Directors and the Audit Committee will reconsider whether or not to retain KPMG LLP. Even if the appointment is ratified, our Board of Directors and the Audit Committee in their discretion may direct the appointment of a different independent audit firm at any time during the year if they determine that such a change would be in the best interests of our company and our shareholders.

The affirmative vote of the holders of a majority of the shares of our common stock present and entitled to vote either in person or by proxy at the annual meeting will be required to ratify the appointment of KPMG LLP.

THE BOARD OF DIRECTORS RECOMMENDS A VOTE “FOR” PROPOSAL 2.

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REPORT OF THE AUDIT COMMITTEE

The Audit Committee oversees our financial reporting process on behalf of our Board of Directors in accordance with its written terms of reference adopted by our Board of Directors. Management has the primary responsibility for the financial statements and the reporting process including the systems of internal controls. The committee members are not auditors, and their functions are not intended to duplicate or to certify the activities of management or the independent audit firm, nor can the committee certify that the independent audit firm is “independent” under applicable rules. The committee has the authority to engage its own outside advisors apart from counsel or advisors hired by management as it deems appropriate, including experts in particular areas of accounting. In fulfilling its oversight responsibilities, the committee reviewed the audited financial statements in our company’s annual report with management, including a discussion of the quality, not just the acceptability, of the accounting principles, the reasonableness of significant judgments and the clarity of disclosures in the financial statements.

The Audit Committee is currently comprised of three non-employee members of our Board of Directors, each of whom satisfies the definition of independent director as established by the CSA and SEC qualification standards. After reviewing the qualifications of all current committee members and any relationship they may have that might affect their independence from our company, our Board of Directors has determined that (i) all current committee members are “independent” as that concept is defined under Section 10A of the Securities Exchange Act of 1934, as amended, or the Exchange Act, (ii) all current committee members are “independent” as that concept is defined under the applicable CSA standards, (iii) all current committee members have the ability to read and understand financial statements and (iv) Robert H. Kidd qualifies as an “audit committee financial expert.” As part of the committee’s regular meetings, it discusses the interim financial information contained in quarterly earnings announcements made by our company with our chief executive officer, chief financial officer and independent audit firm prior to public release of the information.

The committee reviewed with KPMG LLP, who is responsible for expressing an opinion on the conformity of these audited financial statements with generally accepted accounting principles, its judgments as to the quality, not just the acceptability, of our accounting principles and such other matters as are required to be discussed with the committee under generally accepted auditing standards, including, but not limited to, the matters required by SAS 61 (Codification of Statements on Auditing Standards, AU § 380). In addition, the Audit Committee discussed with KPMG LLP its independence from management and our company, has received from KPMG LLP the written disclosures and the letter required by Independence Standards Board Standard No. 1, and has considered the compatibility of non-audit services with the auditors’ independence.

The committee discussed with KPMG LLP the overall scope of their audit. The committee also met with KPMG LLP, with and without management present, to discuss the results of their examination, their evaluation of our internal controls and the overall quality of our financial reporting.

Our Board of Directors reviews the adequacy of the committee’s written terms of reference in light of the applicable CSA and SEC rules.

Based on the reviews and discussions referred to above, the committee recommended to our Board of Directors that the audited financial statements be included in our annual report for the year ended March 31, 2007. The Audit Committee and our Board of Directors also recommended, subject to shareholder approval, the ratification of the appointment of KPMG LLP as our independent audit firm for the fiscal year ending March 31, 2008

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This report of the Audit Committee is not “soliciting material,” is not deemed “filed” with the SEC and shall not be deemed incorporated by reference by any general statement incorporating by reference this Circular into any filing under the Securities Act or the Exchange Act, except to the extent that we specifically incorporate this information by reference, and shall not otherwise be deemed filed under such acts.

The foregoing report has been furnished by the Audit Committee with respect to the principal factors considered by such committee in its oversight of the accounting, auditing and financial reporting practices of our company for fiscal 2007.

Audit Committee

Robert H. Kidd, Chair

Mathew George

Christopher Scatliff

See “Principal Accounting Fees and Services” and “Audit Committee Policy Regarding Pre-Approval of Audit and Permissible Non-Audit Services by our Independent Registered Public Accounting Firm” in our Annual Report on Form 10-K for the year ended March 31, 2007, for information on the Company’s audit fees.

EXECUTIVE COMPENSATION

Compensation Committee

The Board of Directors has delegated the power and authority to review, modify and approve compensation policies and practices and to administer the Company’s stock option plan to the Compensation Committee. The Compensation Committee annually evaluates and establishes the compensation policies for the Chief Executive Officer and other named executive officers. Messrs. Scatliff, Cytrynbaum, and McMahon comprise the Compensation Committee and are non-employees and independent as defined by the relevant Canadian and U.S. securities regulations.

The Compensation Committee receives and approves each of the elements of the executive compensation program of our company and assesses the effectiveness and competitiveness of the program. In addition, the Compensation Committee administers our stock option program and other key provisions of the executive compensation program and generally reviews with our Board of Directors all aspects of the compensation structure for our company’s executives. Set forth below is the report of the Compensation Committee regarding compensation paid by us to our executive officers during the fiscal year ended March 31, 2007.

Report on Executive Compensation

Compensation Philosophy

Our philosophy is to design and maintain a straight-forward and simple compensation structure with each compensation package tailored to reflect the role that each of our “named executives” plays within our organization.

We believe compensation packages should provide a reasonable core salary as well as a combination of short and long term incentives to motivate the executives to grow the company profitably now and into the future. Accordingly, for fiscal 2008 compensation for our other executive officers consists of a base salary and, with the exception of the Chief Financial Officer, targeted incentive cash bonuses

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based on the executives overall performance and individual contribution as well as our success in meeting our annual financial targets. In addition, each of the named executives is motivated to align their decision making with the long term success of the Company through their on-going participation in the Company’s 2000 and 2006 Stock Option Plan. None of the named executives’ compensation package contains any deferred compensation component related to retirement nor do the packages contain any perquisites.

Elements of the Executive Compensation Program

Base Salary. The Compensation Committee recognizes the importance of maintaining base cash compensation levels that are competitive with companies in similar businesses and with similar characteristics such as revenue and capitalization. The base salary for each executive officer was initially established through negotiation at the time the officer was hired, taking into account such officer’s qualifications, experience, prior salary and competitive salary information at that time. Year-to-year adjustments to each executive officer’s base salary are determined by an assessment of their sustained performance against his or her individual job responsibilities including, where appropriate, how such performance influences our business results as well as the individual’s experience and potential for advancement. Base salary is targeted at between 45% and 80 % of total compensation.

Annual Incentive Bonuses. The compensation packages for all named executives, with the exception of the Chief Financial Officer, provide for target bonus amounts, intended to motivate the executives to achieve certain bookings, revenue and profitability goals as determined by the Chief Executive Officer and the Compensation Committee. Notwithstanding the foregoing, the Chief Financial Officer may receive a bonus, based on his meeting certain operational and functional goals and responsibilities from time to time, that is not tied to the achievement of financial results. Use of financial goals establishes a direct link between the executive’s pay and our short term success. Payouts of bonuses are based upon the Compensation Committee’s review and analysis as to the extent that both the Company and the individual operating objectives have been achieved. The Compensation Committee may modify goals and criteria if circumstances change during the year. The annual incentive bonus is targeted at between 10% and 45% of total compensation.

Long-Term Incentives. All named executives also receive long-term incentive compensation through grants of stock options, previously under our 2000 plan and going forward under our 2006 plan. We believe these grant programs provide our executive officers with the opportunity to purchase and maintain an equity interest in Hostopia and to share in the appreciation of the value of our common stock. We believe that these grants directly motivate an executive to maximize long-term shareholder value and align the financial interests of the executives and other employees with those of the shareholders. The grants also utilize a graded vesting period (generally over three years) that encourages these key executives to continue in our employ. The Compensation Committee and then our Board of Directors, consider each grant subjectively, considering factors such as the individual performance of the executive officer and the anticipated contribution of the executive officer to the attainment of our long-term strategic performance goals. Options granted in prior years are also taken into consideration. The recent grant of options to the named executives was also tied to the Company meeting certain profitability targets in fiscal 2008. If these targets are not met half of the options granted will be forfeited. The long term incentive component is targeted at between 10 and 20% of total compensation.

Chief Executive Officer Compensation

Mr. Colin Campbell’s fiscal 2008 base salary of Cdn$225,000 was established based on a compensation study and report on executive and director’s compensation commissioned by the Company from AON Corporation. Subsequent to the filing of our Form-10K for the fiscal

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year-ended March 31, 2007, which is included in our Annual Report to shareholders, the Board has amended Mr. Campbell's fiscal 2008 bonus compensation. In addition to his salary, Mr. Campbell’s compensation for fiscal 2008 provides for a maximum annual bonus of Cdn$146,250. In the event that earnings before interest, taxes, depreciation and amortization exceeds 90% of the Company’s budget, Cdn$5,000 will be payable to him for each 1% that the Company’s earnings before interest, taxes, depreciation and amortization exceeds 90% of the Company’s budget, up to a maximum of Cdn$146,250. No bonus will be paid to Mr. Colin Campbell in the event that earnings before interest, taxes, depreciation and amortization is less than or equal to 90% of the Company’s budget. Mr. Campbell has also been granted 50,000 stock options with a strike price equal to the market price of the Company’s shares on the Toronto Stock Exchange at the time of the grant. However, 25,000 of the options shall not be exercisable if the Company does not achieve a defined level of profitability in fiscal 2008.

The Compensation Committee intends to review the Chief Executive Officer’s compensation arrangement annually. His compensation will then be determined based on industry comparables, his individual performance for the fiscal year under review, as well as our company’s performance. The Compensation Committee believes Mr. Campbell’s total compensation is at a median level when compared with chief executive officer’s compensation of companies of similar size within the Web hosting and application service provider industry.

Executive Compensation Summary

The following table shows information in U.S. dollars regarding the compensation earned by our chief executive officer and our other four most highly compensated executive officers, collectively referred to as the “named executive officers”, during the years ended March 31, 2005, 2006 and 2007. This table does not include perquisites and other personal benefits, if any, received by the named executive officers that do not exceed in aggregate C$10,000.

Summary Compensation Table

Name and Principal Position	Year	Salary ($)	Bonus ($)	Option Awards ($) (2)	All Other Compen-sation($) (1)	Total ($) (3)
Colin Campbell	2007	$190,025	$—	$—	$590	$190,615
Chief Executive Officer	2006	148,400	—	—	—	148,400
	2005	118,125	—	—	—	118,125
William Campbell	2007	201,271	—	—	250	201,521
President	2006	155,449	—	—	—	155,449
	2005	127,287	—	—	—	127,287
Michael Mugan	2007	165,883	26,348	—	209	192,440
Chief Financial Officer	2006	140,365	1,676	—	—	142,041
	2005	123,572	—	—	—	123,572
Paul Engels	2007	140,523	48,247	12,630	180	201,580
Chief Marketing	2006	122,862	22,356	—	—	145,218
Officer & Executive Vice President	2005	119,505	—	—	—	119,505

Dirk Bhagat	2007	119,313	—	18,945	162	138,420
Chief Technology	2006	103,702	—	—	—	103,702
Officer	2005	78,862	—	—	—	78,862

(1)	Premiums on life insurance.
(2)

The amount shown in this column represents stock options awarded under our 2000 Stock Option Plan. This column reflects the dollar amount recognized for financial statement reporting purposes, disregarding the impact of the estimate of forfeitures related to service-based vesting conditions, for fiscal year ended March 31, 2007, in accordance with SFAS 123R and thus includes amounts from awards granted prior to fiscal 2007. Assumptions used in the calculation of this amount are included in footnote 10 to the Company’s audited financial

15

statements for the fiscal year ended March 31, 2007.

(3)	The total amount reported herein represents compensation for the individual’s services as an executive officer.

Grants of Plan-Based Awards in Last Fiscal Year

During the year ended March 31, 2007, we granted options to purchase an aggregate of 42,500 shares of our common stock, all of which were granted to our employees. All options were granted at the fair market value of our common stock as of the date of grant. No options were granted to any named executive or to directors.

Aggregated Option Exercises During the Most Recently Completed Financial Year End and Fiscal Year-End Option Values

The following table summarizes specified information concerning stock options held as of March 31, 2007 by each of the named executive officers. The value realized, if any, is calculated based on the excess of the closing prices as reported on the Toronto Stock Exchange on the date of exercise, less the exercise price of the option, multiplied by the number of shares as to which the option or warrant is exercised. “In-the-money” options or warrants are those for which the fair market value of the underlying securities exceeds the exercise price of the option. These columns are based upon the closing price of $5.20 (Cdn$6.00) per share on March 30, 2007 (the last trading day of fiscal 2007), minus the per share exercise price, multiplied by the number of shares underlying the option or warrant. All amounts are expressed in U.S. dollars.

Name	Shares Acquired Upon Exercise (#)	Value Realized ($)	Number of Shares Underlying Unexercised Options at March 31, 2007 (#)		Value of Unexercised In-The-Money Options at March 31, 2007 ($)
			Exercisable	Unexercisable	Exercisable	Unexercisable
Colin Campbell	--	--	--	--	--	--
William Campbell	--	--	19,800	--	48,510	--
Michael J. Mugan	6,000	15,794	84,000	--	205,800	--
Paul Engels	--	--	44,000	6,000	100,000	--
Dirk Bhagat	--	--	24,000	9,000	50,700	--

Equity Compensation Plan Information

The following table sets forth information regarding all of our equity compensation plans as of March 31, 2007.

	Number of Securities to be Issued upon Exercise of Outstanding Options	Weighted-Average Exercise Price of Outstanding Options	Number of Securities Remaining Available For Future Issuance Under Equity Compensation Plans (1) (Excluding Securities Reflected in Column (a))
Plan Category	(a)	(b)	(c)
Equity compensation plans approved by security holders	810,320	$3.58	299,405
Equity compensation plans not approved by security holders	--	--	--
Total	810,320	$3.58	299,405
(1)	Options/shares authorized for issuance under the 2006 Stock Incentive Plan is restricted to 10% of issued and outstanding shares at the time of the grant.

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Employment Contracts with Named Executive Officers

We are party to employment contracts providing for an annual salary of Cdn$225,000 to Mr. Colin Campbell, Cdn$225,000 to Mr. William Campbell, Cdn$212,000 to Mr. Mugan, Cdn$170,000 to Mr. Engels and Cdn$137,800 to Mr. Bhagat. The employment contracts with Mr. William Campbell and Mr. Colin Campbell expire on March 31, 2009 and the employment contracts for Mr. Mugan, Mr. Engels and Mr. Bhagat continue for an indefinite term. Mr. Engels is eligible to receive bonuses based upon both sales and earnings goals established by our Board of Directors. Mr. Bhagat is eligible, based on his performance, to receive annual bonuses not exceeding 20% of his annual base salary. Subsequent to the filing of our Form-10K for the fiscal year-ended March 31, 2007, which is included in our Annual Report to shareholders, the Board has amended Messrs. Colin Campbell and William Campbell's fiscal 2008 bonus compensation. Each of Messrs. William Campbell and Colin Campbell will be entitled to receive a maximum annual bonus of Cdn$146,250. In the event that earnings before interest, taxes, depreciation and amortization exceeds 90% of the Company’s budget, Cdn$5,000 will be payable to them for each 1% that the Company’s earnings before interest, taxes, depreciation and amortization exceeds 90% of the Company’s budget, up to a maximum of Cdn$146,250. No bonus will be paid to Messrs. William Campbell and Colin Campbell in the event that earnings before interest, taxes, depreciation and amortization is less than or equal to 90% of the Company’s budget.

Pursuant to our agreements with each of Messrs. William Campbell and Colin Campbell, we may terminate the agreement without cause, by paying an amount equal to 2 weeks’ salary multiplied by the number of years the executive was employed by us. With respect to our agreement with Mr. Mugan we may terminate this agreement without cause and without notice, provided that we pay an amount equal to 6 months’ salary plus 1 month’s salary for each year or partial year of his employment. With respect to our agreement with Mr. Engels we may terminate this agreement without cause and without notice, provided that we pay an amount equal to not less than 6 months salary plus an amount equal to two weeks’ of salary for each year of employment. Mr. Engels is also entitled to commissions earned up to the date of termination, in the event we terminate the agreement. With respect to Mr. Bhagat in the event we terminate the agreement without cause, he shall be entitled to receive a payment equal to the greater of (i) 26 weeks’ salary, and (ii) 2 weeks’ salary multiplied by the number of years he was employed by us.

Other than the payment of directors’ fees as described above, we have no service contracts with any director or officer. There are no arrangements or agreements made or proposed to be made between us and any of our named executive officers pursuant to which a payment or other benefit is to be made or given by way of compensation in the event of that officer’s resignation, retirement or other termination of employment, or in the event of a change of control of us or a change in the named executive officer’s responsibilities following such change in control.

Compensation of Directors

Each independent director, excluding the Chairman of our Board of Directors, receives a retainer of Cdn$17,000 per year, and Cdn$250 for attending each meeting of the Board or of any committee of the Board of Directors. If Board and committee meetings are held on the same day, then no additional compensation will be paid for attendance at the committee meetings. Committee chairs also receive an additional Cdn$8,000 per year. The Chairman of the Board will receive Cdn$75,000 per year to serve in such capacity, which was the remuneration established for the Chairman in 2006. The Company intends to review the Chairman’s remuneration during fiscal 2008. We reimburse all of our directors for reasonable out-of-pocket expenses in connection with attending meetings of our Board of Directors and committees of the Board of Directors. Applicable laws prohibit us from making loans to our directors.

We review the compensation agreements for directors on an annual basis. In fiscal 2007 we commissioned an executive and directors

17

compensation study from AON Corporation. Based on this study we believe our director’s current compensation is below the median for companies within our industry and for companies of similar size in other industries.

The following table summarizes the compensation received by our non-executive directors for the year ended March 31, 2007.

Director Compensation
Name	Fees Paid in Cash	Option Awards(5)	All Other Compensation(1)	Total
John Nemanic	$65,642		$56,889	$122,531
Michael Cytrynbaum (2)	$7,263	$9,792		$17,055
Mathew George	$6,162			$6,162
Robert Kidd (3)	$13,450			$13,450
David McMahon	$6,162			$6,162
Chris Scatliff (4)	$7,263			$7,263

(1)	Fees paid in respect of consulting services.
(2)	Mr. Cytrynbaum held 25,000 stock options at August 1, 2007.
(3)	Mr. Kidd held 4,400 stock options at August 1, 2007.
(4)	Mr. Scatliff held 44,400 stock options at August 1, 2007
(5)

No option grants were made to Directors in fiscal 2007. The amount shown in this column represents stock options awarded under our 2000 Stock Option Plan. This column reflects the dollar amount recognized for financial statement reporting purposes, disregarding the impact of the estimate of forfeitures related to service-based vesting conditions, for fiscal year ended March 31, 2007, in accordance with SFAS 123R and thus includes amounts from awards granted prior to fiscal 2007. Assumptions used in the calculation of this amount are included in footnote 10 to the Company’s audited financial statements for the fiscal year ended March 31, 2007.

Performance Graph

The following graph compares the percentage change in our cumulative total shareholder return on our common stock during a period commencing on November 10, 2006, the date our shares began trading on the Toronto Stock Exchange following our initial public offering, and ending on March 31, 2007 (as measured by dividing (A) the difference between our share price at the end and the beginning of the measurement period by (B) our share price at the beginning of the measurement period) with the cumulative total return of the Toronto Stock Exchange Small Cap Index and the Toronto Stock Exchange Information Tech Index during such period.

The graph assumes that $100 was invested on November 10, 2006 in our common stock, the Toronto Stock Exchange Small Cap Index and the Toronto Stock Exchange Information Tech Index and assumes reinvestment of any dividends. We have not paid any dividends on our common stock, and we do not include dividends in the representation of our performance. The stock price performance on the graph below does not necessarily indicate future price performance.

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	11/10/2006	3/31/2007
Hostopia.com Inc.	100	100
TSX Small Cap Index	100	111
TSX Information Tech Index	100	113

The above performance graph and related material is not “soliciting material,” is not deemed “filed” with the SEC and shall not be deemed incorporated by reference by any general statement incorporating by reference this Circular into any filing under the Securities Act of 1933 or the Securities Exchange Act of 1934, except to the extent that we specifically incorporate this information by reference, and shall not otherwise be deemed filed under such acts.

Directors’ and Officers’ Insurance

Hostopia has purchased a directors’ and officers’ liability insurance policy, which expires July 26, 2008. The policy covers individual directors and officers in circumstances where the Company is not able or permitted to indemnify such individuals. The policy has a $5,000,000 limit and a nil deductible. The annual premium for this coverage is Cdn$32,421.

COMPENSATION COMMITTEE INTERLOCKS AND INSIDER PARTICIPATION

During the year ended March 31, 2007:

•

Mr. John Nemanic, our former Chairman, was a member of the Compensation Committee until his resignation from the committee on May 15, 2006. Subsequent to May 15, 2006 all of the members of the Compensation Committee were independent directors;

•

none of the members of the Compensation Committee entered into (or agreed to enter into) any transaction or series of transactions with us or any of our subsidiaries in which the amount involved exceeded $60,000 in which he had or will have a direct or indirect material interest;

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•	none of our executive officers was a director or Compensation Committee member of another entity an executive officer of which served on our Compensation Committee; and
•

none of our executive officers served on the Compensation Committee (or another Board committee with similar functions) of another entity an executive officer of which served as a director on our Board of Directors.

VOTING SECURITIES AND PRINCIPAL HOLDERS OF VOTING SECURITIES

To our knowledge, the following table sets forth information as of August 1, 2007, regarding the beneficial ownership of our common stock by:

•	Each person that is a beneficial owner of more than 5% of our outstanding common stock;
•	Each of our named executive officers;
•	Each of our current directors and nominee directors; and
•	All current directors and named executive officers as a group.

Beneficial ownership is determined under the rules of the SEC and generally includes voting or investment power over securities. Except in cases where community property laws apply or as indicated in the footnotes to this table, we believe that each shareholder identified in the table possesses sole voting and investment power over all shares of common stock shown as beneficially owned by the shareholder. Percentage of beneficial ownership is based on 11,534,871 shares of our common stock outstanding as of August 1, 2007. Shares of common stock subject to options that are currently exercisable or exercisable within 60 days of August 1, 2007 are considered outstanding and beneficially owned by the person holding the options for the purposes of computing the percentage ownership of that person but are not treated as outstanding for the purpose of computing the percentage ownership of any other person. Other than as specifically noted otherwise, the address of each individual listed in the table is c/o Hostopia.com Inc., 5915 Airport Road, 11th Floor, Mississauga, Ontario L4V 1T1.

Name	Number of Shares Beneficially Owned at August 1, 2007
	Number	%(1)
Burgundy Asset Management Ltd.(13) 181 Bay Street, Suite 4510, Toronto, ON M5J 2T3	2,192,400	19.0
William Campbell(3)(5)	1,450,827	12.6
Colin Campbell(3)(4) 110 East Broward Blvd., Suite 1650, Fort Lauderdale, Florida 33301	1,391,453	12.1
John Nemanic(2)(3)	1,360,627	11.8
TELUS Corporation(6) 12 - 3777 Kingsway Burnaby, British Columbia, V5H 3Z7	851,063	7.4
Michael Cytrynbaum(7)	25,000	*
Mathew George(6)	—	—
Robert Kidd(8)	87,900	*
David McMahon(6)	—	—
Randall Bast	25,000	*
Christopher Scatliff(9)	87,900	*
Michael Mugan(10)	96,000	*
Paul Engels(11)	47,000	*
Dirk Bhagat(12)	27,400	*
All current directors and executive officers as a group (10 persons)	3,213,480	27.9

*	Represents beneficial ownership of less than one percent.

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(1)

Shares issuable pursuant to the exercise of stock options and warrants exercisable within 60 days are deemed outstanding and held by the holder of such shares but are not deemed outstanding for computing the percentage of outstanding common stock beneficially owned by any other person.

(2)	Includes 1,083,606 shares of common stock and also includes 277,021 shares of common stock held by 1555706 Ontario Limited based on Mr. Nemanic’s proportionate interest in 1555706 Ontario Limited.
(3)

Messrs. Nemanic, Colin Campbell and William Campbell control 1555706 Ontario Limited which owns 851,063 shares of common stock. 1555706 Ontario Limited is owned 32.55% by Mr. Nemanic, 27.90% by Mr. Colin Campbell, 32.55% by Mr. William Campbell and 7.0% by Ms. Lillian Campbell, the mother of Mr. Colin Campbell and Mr. William Campbell.

(4)	Includes 1,154,006 shares of common stock and also includes 237,447 shares of common stock held by 1555706 Ontario Limited based on Mr. Campbell’s proportionate interest in 1555706 Ontario Limited.
(5)

Includes 850,006 shares of common stock, 264,000 shares of common stock owned by The 1999 William Campbell Family Trust, 40,000 common shares owned by Mr. Campbell’s spouse, Marie Campbell and 19,800 shares of common stock issuable upon exercise of options. Also includes 277,021 shares of common stock held by 1555706 Ontario Limited based on Mr. Campbell’s proportionate interest in 1555706 Ontario Limited.

(6)	Messrs. Mathew George and David McMahon represent TELUS Corporation on our Board of Directors. TELUS Communications Company is a wholly owned subsidiary of TELUS Corporation.
(7)	Includes 25,000 shares of common stock issuable upon exercise of options.
(8)

Includes 4,400 shares of common stock issuable upon exercise of options. Also includes 43,500 shares of common stock owned by Location Research Company of Canada Limited, which is wholly owned by Mr. Kidd and his spouse, Elizabeth Kidd.

(9)	Includes 4,800 shares of common stock issuable upon exercise of options.
(10)	Includes 20,400 shares of common stock issuable upon exercise of options.
(11)	Includes 46,000 shares of common stock issuable upon exercise of options.
(12)	Includes 23,400 shares of common stock issuable upon exercise of options.
(13)	Based on information reported by Burgundy Asset Management Ltd., an eligible institutional investor, on May 31, 2007 pursuant to Part 4 of National Instrument 62-103.

INTEREST OF INFORMED PERSONS IN MATERIAL TRANSACTIONS

We currently have two agreements as detailed below with GeeksForLess Inc (“GFL”). Mr. Colin Campbell, Mr. William Campbell and Mr. John Nemanic (each of whom was a director and/or officer of Hostopia during all or a portion of fiscal 2007 and all of whom are holders of more than 5% of our outstanding shares of common stock) each hold 25% of the outstanding shares of GFL. The total amount expensed with respect to these contracts in fiscal 2007 was $1,281,226.

In July 2005, we entered into a services agreement with GFL, for software programming services, technical support and technical services. Under this agreement, we retain all intellectual property rights in or to the software or services provided by GFL, and GFL and its contractors agree to enter into intellectual property rights agreements in favour of Hostopia, regarding the treatment of confidential information, the ownership of intellectual property and the assignment of rights, prior to undertaking any work under the agreement. The initial term of the agreement was one year, and it automatically renews for additional one year terms unless terminated. The agreement may be terminated by us at any time upon 30 days’ written notice, by GFL at any time after June 30, 2010 upon 12 months’ written notice, and by either party upon 21 days’ written notice in the event of an uncured breach by the other party of its obligations under the agreement. This agreement with GFL stipulates fixed prices that will increase in 2007, 2008 and 2009 based upon the rate of inflation in Ukraine to a maximum of 10% per year. We believe that the terms of this agreement are equivalent to terms we would have received in an agreement with an arm’s length party.

In January 2005, we entered into an agreement with GFL concerning the creation of images intended for use in websites. The agreement stipulates that we jointly own these images with GFL. Our ownership rights with respect to the images are not restricted by this agreement. Although some of the images were created by us, the majority of the images were produced by GFL. We and GFL are required to submit all images we provide to an image library that may be used by us and by GFL, with each party responsible for the expenses relating to the creation of those images. Each party to the agreement may license the images to a third party independently of the other and may retain any revenues derived from such licensing. Either party may terminate the agreement upon 30 days’ written notice for any reason or in the event of an uncured breach by the other party of its obligations under the agreement. The term of this agreement is not defined, but it has a provision

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for automatic termination when 50,000 images exist within the image library. In addition, this agreement may be terminated by us at any time upon 30 days’ written notice. No fees are payable by either party under this agreement.

All right, title and interest in another agreement that we had previously entered into with GFL, concerning website templates jointly owned with GFL, was acquired by us on June 1, 2007 (see Note 15 to the financial statements).

We have entered into an agreement with TELUS Communications Company (“TELUS”) to provide web hosting and related services. We also have a number of service agreements with TELUS for the purchase of bandwidth, data center space and telephony services as described below. Prior to our initial public offering, TELUS Corporation, the parent of TELUS, held 40% of the issued and outstanding shares of our Series A redeemable convertible preferred stock, which automatically converted to shares of common stock on a one-for-one basis upon the closing of the initial public offering. Consequently, TELUS Corporation held 851,063 shares or 7.7% of our common stock as of August 1, 2007. Two of our directors, Mr. Mathew George and Mr. David McMahon are employees of TELUS or its affiliates.

In March 2006, we entered into an agreement with TELUS whereby we agreed to purchase or lease upgraded digital telephone line services. In April 2005, we entered into a services agreement with TELUS whereby we agreed to purchase or lease upgraded bandwidth services. In December 2004, we entered into a services agreement with TELUS whereby we agreed to purchase or lease bandwidth, data centre space, and telephone line services. In December 2004, we entered into a services agreement with TELUS whereby we agreed to purchase or lease long distance telephone services as well as upgraded bandwidth services and increased data centre space. These agreements expire in December 2007. The total amount expensed with respect to these contracts in fiscal 2007 was $935,692.

In August 2001 we entered into an agreement with TELUS with an initial term of three years whereby we agreed to provide them with web hosting, electronic commerce, and e-mail solutions and other related services. Upon the expiry of the initial term, the agreement automatically renewed and will continue until notice of termination is provided. The agreement may be terminated by TELUS upon 30 days’ notice, subject to payment by TELUS of an amount equal to one half of the average monthly billings for the prior six months multiplied by the number of months remaining in the term. The agreement may also be terminated by either party upon 60 days’ notice at the end of the initial term or any renewal term. In addition, either party may terminate the agreement upon 30 days’ written notice in the event of an uncured breach by the other party of its obligations under the agreement, or in the case of bankruptcy or insolvency proceedings being instituted with respect to the other party. The Company recognized $2,205,678 of revenues in respect of this service agreement in fiscal 2007.

We believe that the terms of these agreements with TELUS are equivalent to terms we would have received in agreements with arm’s length parties.

During fiscal 2007, John Nemanic, a director and Chairman of the Board, received a fee of $65,642 in respect of his services as Chairman and $56,889 in respect of services provided by him to the Company under a consulting contract. Mr. Nemanic continued to receive $6,250 per month until a final payment was made on August 1, 2007. The consulting contract terminated on May 31, 2007.

STOCK OPTION PLAN

Purpose of the 2006 Plan and Eligible Participants

Effective June 26, 2006, we adopted the 2006 Stock Option Plan (“2006 Plan”). The purpose of the 2006 Plan is to attract, retain and motivate persons of training, experience and leadership, and to advance the interests of Hostopia by providing participants with the

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opportunity to acquire an increased proprietary interest in the Company. Options may be granted to our employees, directors, executive officers and consultants and those of our subsidiaries.

Administration

The 2006 Plan is administered by the Compensation Committee which has the authority to, among other things: (a) establish policies and adopt rules and regulations for carrying out the purposes, provisions and administration of the 2006 Plan; (b) interpret and construe the 2006 Plan and to determine all questions arising out of the 2006 Plan or any option granted under the 2006 Plan; (c) determine the number of shares covered by each option; (d) make recommendations to the Board of Directors regarding the grant of options; (e) determine the exercise price of each option; (f) determine the time or times when options will be granted and exercisable; (g) determine if the shares which are issuable on the exercise of an option will be subject to any restrictions upon the exercise of such option; and (h) prescribe the form of the instruments relating to the grant, exercise and other terms of options.

Shares Subject to Option

Shares of common stock reserved for issuance upon the exercise of options granted under the 2006 Plan may not exceed 10% of our issued and outstanding shares (which includes all shares of common stock reserved for issuance upon the exercise of all stock options granted under the 2000 Plan), from time to time.

Options may be granted which would result in the aggregate number of shares reserved for issuance upon the exercise of all options granted under the 2006 Plan and the 2000 Stock Option Plan (the “2000 Plan”) exceeding 10% of the shares issued and outstanding. However, in no case shall options be granted if such grant could result in the number of our shares issued to insiders, within a one year period, and issuable to our insiders, at any time, under the 2006 Plan, 2000 Plan and any other future security based compensation arrangement in the aggregate exceeding 10% of our shares then issued and outstanding. If options are not exercised before the expiry date, shares of common stock reserved for issuance pursuant to the exercise of such options shall be available for the grant of future options. As of August 1, 2007, 681,900 shares of common stock are issuable under options granted, representing 5.9% of our issued and outstanding common stock. In addition, 471,587 shares of common stock are available for issuance under future options grants, representing 4.1% of our issued and outstanding common stock.

Exercise Price

The exercise price will be established by the Compensation Committee, but cannot be less than the market price of the common stock on the date the grant of the option is approved by the Compensation Committee. For the purposes of the 2006 Plan, the “market price” of the common stock on any date means the volume weighted average trading price of the common stock on the stock exchange where the majority of the trading volume and value of the common stock occurs for the five trading days immediately preceding such date. The volume weighted average trading price of the common stock is calculated by dividing the total value by the total volume of shares traded for the relevant period. In the event that the common stock is not listed on an exchange, the market price is determined by the Compensation Committee.

Term and Termination of Options

The term of any stock option will not exceed 10 years, unless with respect to options granted under the 2006 Plan the option expires during or within 10 business days after a self-imposed blackout period to which the holder of the option is subject, in which case the option

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may be exercised up to 10 business days after the lifting of the blackout period. All options and rights to purchase shares of common stock terminate 30 days following the participant ceasing to be an employee, director, executive officer or consultant. In the case of the permanent disability or retirement of the participant, the Compensation Committee may allow the participant to exercise the option to the extent that the participant was entitled to do so at the time of such permanent disability or retirement, at any time up to and including a date three months, in the case of retirement, and six months, in the case of permanent disability, following the date of such event or following the expiry time of the option, whichever is earlier. The representative of a participant who dies before the expiry of his or her options may exercise such options up to one year following the death of the participant.

Stock Appreciation Rights

At the discretion of the Board, any option granted under the 2006 Plan may have attached a number of stock appreciation rights (“SARs”) equal to the number of shares of common stock which are the subject of the option. SARs attaching to any option entitle the participant, at his or her discretion, to surrender to us the unexercised option and to receive in return such number of shares of common stock as determined by the difference between the value of a share of common stock at the date of the exercise of the SAR and the exercise price. The exercise of SARs will terminate the related option. Any unexercised SAR will terminate when the attached option is exercised or the option is surrendered, terminated or expires. A SAR is attached to the related option and is non-transferable and non-assignable except in connection with the transfer of the option in accordance with the provisions of the 2006 Plan.

Amendments to the 2006 Plan

The Board may amend or discontinue the 2006 Plan at any time, without shareholder approval, provided, however, that no such amendment may materially and adversely affect any option previously granted to an optionee without the consent of the optionee, except to the extent required by law. Any such amendment shall, if required, be subject to the prior approval of, or acceptance by, any stock exchange on which the shares are then listed and posted for trading.

Assignment and Transfer

Options are non-assignable and non-transferable (whether by operation of law or otherwise), except as provided for certain permitted assigns.

ADDITIONAL INFORMATION

Our annual report for the year ended March 31, 2007 will be mailed to shareholders of record on or about August 14, 2007. Our annual report contains financial information about the Company, including the Company’s comparative financial statements for the year ended March 31, 2007 and the management’s discussion and analysis relating to such comparative financial statements. Our annual report does not constitute, and should not be considered, a part of this proxy solicitation material.

A copy of our annual report will be furnished without charge upon receipt of a written request identifying the person so requesting a report as a shareholder of our company as of the record date. Requests should be directed to Legal Department, Suite 1100, 5915 Airport Road, Mississauga, ON, L4V 1T1.

Financial information and other additional information about the Company can be found on the SEDAR website at www.sedar.com and the SEC website at www.sec.gov.

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OTHER BUSINESS

Our Board of Directors does not know of any matter to be presented at our annual meeting which is not listed on the Notice of Annual Meeting and discussed above. If other matters should properly come before the Meeting, however, the persons named in the accompanying Form of Proxy will vote all proxies in accordance with their best judgment.

All shareholders are urged to complete, sign, date and return the accompanying Form of Proxy in the enclosed envelope.

BY ORDER OF THE BOARD OF DIRECTORS,

“Colin Campbell”

Colin Campbell

Chief Executive Officer

Dated: August 1, 2007

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APPENDIX 1 - STATEMENT OF CORPORATE GOVERNANCE PRACTICES

The Company’s Board of Directors is committed to ensuring that the Company has an effective corporate governance system, which adds value and assists the Company in achieving its objectives. For the Company, corporate governance means the process and structure used to supervise the Company’s business and affairs with the objective of enhancing shareholder value. The process and structure define the division of authority and responsibilities and establish mechanisms for achieving accountability by the Board of Directors and management.

The Company acknowledges the benefits received by it and the shareholders for the disclosure of governance practices and is committed to an ongoing process of disclosure.

National Policy 58-201 Corporate Governance Guidelines and National Instrument 58-101 Disclosure of Corporate Governance Practices, which came into force on June 30, 2005, set out a series of guidelines for effective corporate governance. The guidelines address matters such as the composition and independence of corporate boards, the functions to be performed by the Board and its committees, and the effectiveness and education of Board members. Each reporting issuer, such as the Company, must disclose on an annual basis and in prescribed form, the corporate governance practices that it has adopted. The following is the Company’s required annual disclosure of its corporate governance practices.

Board of Directors.

The Board of Directors is composed of seven directors, the majority of whom are independent. The Board of Directors considers that five of the current directors are independent, according to the definition of independence, set out in a Multilateral Instrument 52-110 Audit Committees. Michael Cytrynbaum, the Chair of the Board is independent. The other four independent directors are, Mathew George, Robert H. Kidd, David McMahon and Christopher Scatliff. The Board of Directors considers that Colin Campbell and William Campbell are not independent in that both are executive officers of the Company. The Board considers Randall Bast, the Company’s new nominee, to be independent.

Persons interested in communicating with our independent directors may address correspondence to a particular director or to the independent directors generally, in care of Hostopia.com Inc., 5915 Airport Road, Suite 1100, Mississauga ON L4V 1T1. If no particular director is named, letters will be forwarded, depending on the subject matter, to the chair of the Audit Committee, Compensation Committee or Corporate Governance committee, as appropriate.

The Board of Directors has assumed responsibility for the stewardship of the Company by overseeing the management and operations of the business and supervising management, which is responsible for the day-to-day conduct of the business of the Company.

The Board of Directors does not hold regularly scheduled meetings at which non-independent directors and members of management are not in attendance. However the independent directors hold in-camera sessions at substantially all meetings at which time the non-independent directors and members of management are not present. In addition the committees of the Board also generally hold in-camera sessions at their regularly scheduled meetings.

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The attendance record of each director between April 1, 2006 and July 31, 2007 is summarized below. During this period of time a total of thirteen Board meetings were held. In addition the Board took action by written consent on four occasions during this time.

Name	Attendance record between April 1, 2006 and July 31, 2007
	Board	Audit	Compensation	Governance
Colin Campbell	13 of 13	N/A	N/A	N/A
Bill Campbell	13 of 13	N/A	N/A	N/A
Michael Cytrynbaum	10 of 13	N/A	2 of 2	2 of 2
Mathew George	12 of 13	9 of 10	N/A	N/A
Robert H. Kidd	12 of 13	10 of 10	N/A	2 of 2
David McMahon	12 of 13	N/A	2 of 2	N/A
Christopher Scatliff	11 of 13	10 of 10	2 of 2	2 of 2

Directorships with Other Issuers

The following directors of the Company are currently directors of other issuers that are reporting issuer’s of Canada or a foreign jurisdiction;

Name	Other Issuer
Michael Cytrynbaum	Look Communications Inc. Ignition Point Technologies Corp. Callinan Mines Limited Central Minera Corp. Peer 1 Network Enterprises, Inc.
Robert H. Kidd	Genesis Microchip Inc.

Board Mandate

The Board has developed and provided each of the Audit Committee, the Corporate Governance and Nominating Committee and the Compensation Committee with detailed terms of reference, copies of which are available on our website www.hostopia.com. A mandate for our Board of Directors is currently being developed by the Corporate Governance and Nominating Committee for review and approval by our Board of Directors.

Committees of the Board

The following table provides membership information as of March 31, 2007 for the Board of Directors’ Audit Committee, Compensation Committee and Corporate Governance and Nominating Committee:

Committee
Director	Audit	Compensation	Governance
Michael Cytrnbaum	—	X	X (Chair)
Mathew George	X	—	—
Robert H. Kidd	X (Chair)	—	X
David McMahon	—	X	—
Christopher Scatliff	X	X (Chair)	X

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Below is a description of each committee referred to above. Our Board of Directors has determined that each member of each of our Audit committee, Compensation Committee and Corporate Governance and Nominating Committee meets the applicable rules and regulations regarding independence of the CSA and the SEC and that each member is free of any relationship that would interfere with his or her individual exercise of independent judgment with regard to Hostopia.

Audit Committee. The Audit Committee is a standing committee of, and operates under a written charter adopted by, our Board of Directors. A copy of the terms of reference for the Audit Committee is available in the investor relations section of our web site at www.hostopia.com. The functions of this committee include:

•	meeting with our management periodically to consider the adequacy of our internal controls and the objectivity of our financial reporting;
•	meeting with our independent audit firm and with internal financial personnel regarding these matters;
•	pre-approving audit and non-audit services to be rendered by our independent registered public accounting firm;
•	recommending to our Board of Directors the engagement of our independent audit firm and oversight of the work of our independent audit firm;
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reviewing our financial statements and periodic reports and discussing the statements and reports with our management, including any significant adjustments, management judgments and estimates, new accounting policies and disagreements with management;

•	establishing procedures for the receipt, retention and treatment of complaints received by us regarding accounting, internal accounting controls and auditing matters; and
•	reviewing our financing plans and reporting recommendations to our full Board of Directors for approval and to authorize action.

The Audit Committee currently consists of Messrs. Kidd (chairman), George and Scatliff, each of whom is an independent director under the CSA and SEC qualification standards. Our Board of Directors has determined that Mr. Kidd qualifies as an “audit committee financial expert,” as defined by the CSA and SEC rules and regulations. The Audit Committee held a total of seven meetings, including telephonic meetings, during fiscal 2007.

Compensation Committee. The Compensation Committee is a standing committee of, and operates under a written charter adopted by, our Board of Directors. The terms of reference of this committee, which is available in the investor relations section of our website www.hostopia.com, include:

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reviewing and, as it deems appropriate, recommending to our Board of Directors, policies, practices and procedures relating to the compensation of our directors, officers and other managerial employees and the establishment and administration of our employee benefit plans;

•	exercising authority under our employee benefit plans;
•	reviewing and approving executive officer and director indemnification and insurance matters; and
•	advising and consulting with our officers regarding managerial personnel and development.

The Compensation Committee currently consists of Messrs. Scatliff (chairman), Cytrynbaum and McMahon, each of whom is an independent director under the CSA and SEC qualification standards. The Compensation Committee held one meeting, including telephonic meetings, during fiscal 2007.

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Corporate Governance and Nominating Committee. The Corporate Governance and Nominating Committee is a standing committee of, and operates under terms of reference adopted by, our Board of Directors. A copy of the terms of reference for the Corporate Governance and Nominating Committee is available in the investor relations section of our web site at www.hostopia.com. The functions of this committee include:

•	identifying qualified candidates to become members of our Board of Directors;
•	selecting nominees for election to the Board of Directors at the next annual meeting of shareholders (or special meeting of shareholders at which directors are to be elected);
•	selecting candidates to fill vacancies of our Board of Directors;
•	developing and recommending to our Board of Directors our corporate governance guidelines; and
•	overseeing the evaluation of our Board of Directors.

The Corporate Governance and Nominating Committee currently consists of Messrs. Cytrynbaum (chairman), Kidd and Scatliff, each of whom is an independent director under the CSA and SEC qualification standards. The Corporate Governance and Nominating Committee held two meetings, including telephonic meetings, during fiscal 2007.

Position Descriptions

The Board of Directors has not created a written description for the duties of Chairman, Chief Executive Officer or the Chairman of each committee of the Board of Directors. The Board of Directors to date has relied on the experience of the Chairman, the Chief Executive Officer and the Chairman of each committee to determine their roles and responsibilities. The Corporate Governance and Nominating Committee intends, with the assistance of the Chief Executive Officer and Chairs of the Audit and Compensation Committees to develop and provide written position descriptions to each of the Chairman, the Chief Executive Officer and the Chairman of each committee.

Director Orientation and Continuing Education

The Company intends to prepare a formal orientation program for new directors. The Board’s only new nominee this year, Randall Bast, has experience that we believe is well-suited to the Company’s business. Similarly Michael Cytrynbaum, who joined the Board of Directors in 2003, was already familiar with the Company and its business as a result of their experience in the telecommunication and Internet industries. Mathew George, who joined the Board of Directors in 2001 was very familiar with the business as he had undertaken the due diligence required prior to his employer, TELUS Ventures (a division of TELUS CORPORATION), purchasing the preferred shares of Hostopia. Of the other four directors, all have been directors since or shortly after the Company’s incorporation in 1999.

The Company provides directors with the opportunity to meet senior management both prior and subsequent to joining our Board of Directors. Most Board meetings are held at the Company’s premises, in order to give directors additional insight into the business of the Company.

The Chief Executive officer, in conjunction with the President, also periodically select special educational or informational topics for presentation and discussion at Board meetings, which deal with the business and the regulatory environment in which the Company operates, and the Internet industry generally.

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Ethical Business Conduct

The Board of Directors, with the assistance of senior management, developed and adopted a Code of Business Conduct, as well as a Code of Ethics for Senior Officers. We intend to make these codes available on the Company’s web site, www.hostopia.com, in the investor relations area.

The Board of Directors has also developed and adopted a Whistleblower Policy to assist it in the determination that the Code of Business Conduct and Code of Ethics for Senior Officers are being adhered to. The Board of Directors has also developed and adopted a Disclosure and Insider Trading Policy. The policy was distributed to all employees in fiscal 2007. All Company policies are maintained and accessible on the employee’s internal website.

The Corporate Governance and Nominating Committee reviews and approves any transaction or agreement in respect of which a director or executive officer has a material interest. Directors are required to disclose any conflict of interest they might have and abstain from voting in respect of any motion to which they have or could appear to have a conflict of interest.

Nomination of Directors

The Corporate Governance and Nominating Committee’s goal is to assemble a Board of Directors that brings to our company a variety of perspectives and skills derived from high quality business and professional experience. In evaluating director nominees, the Corporate Governance and Nominating Committee will consider the following factors:

•	personal and professional integrity, ethics and values;
•	experience in corporate management, such as serving as an officer or former officer of a publicly held company;
•	experience in our industry;
•	experience as a board member of another publicly held company;
•	diversity of expertise and experience in substantive matters pertaining to our business relative to other Board members; and
•	practical and mature business judgment.

There are no stated minimum qualifications for director nominees. The Corporate Governance and Nominating Committee may also consider such other facts as it may deem are in the best interests of our company and our shareholders. The Corporate Governance and Nominating Committee does, however, believe it appropriate for at least one, and, preferably, several, members of our Board of Directors to meet the criteria for an “audit committee financial expert” as defined by SEC rules, and that a majority of the members of our Board of Directors be independent directors under the CSA and SEC qualification standards.

The Corporate Governance and Nominating Committee will identify nominees for director by first evaluating the current members of the Board of Directors willing to continue in service. Current members with qualifications and skills that are consistent with the Corporate Governance and Nominating Committee’s criteria for Board of Directors service and who are willing to continue in service are considered for re-nomination, balancing the value of continuity of service by existing members of the Board of Directors with that of obtaining a new perspective. If any member of the Board of Directors does not wish to continue in service or if the Board of Directors decides not to re-nominate a member for re-election, the Corporate Governance and Nominating Committee identifies the desired skills and experience of a new nominee in light of the criteria above. The Corporate Governance and Nominating Committee will poll the Board of Directors and members of

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management for their recommendations. The Corporate Governance and Nominating Committee may also seek input from industry experts or analysts. The Corporate Governance and Nominating Committee will review the qualifications, experience and background of the candidates. Final candidates will then be interviewed by various members of our Board of Directors as well as executive management. In making its determinations, the Corporate Governance and Nominating Committee will evaluate each individual in the context of our Board of Directors as a whole, with the objective of assembling a group that can best perpetuate our success and represent shareholder interests through the exercise of sound judgment. After review and deliberation of all feedback and data, the Corporate Governance and Nominating Committee will make its recommendation to the Board of Directors. Historically, the Corporate Governance and Nominating Committee has not relied on third-party search firms to identify Board of Director candidates. The Corporate Governance and Nominating Committee may in the future choose to do so in those situations where particular qualifications are required or where existing contacts are not sufficient to identify an appropriate candidate.

Article III of the Company’s by-laws states that any shareholder of record entitled to vote for the election of directors at a meeting may nominate persons for election as directors only if timely written notice of such shareholder’s intent to make such nomination is given, either by personal delivery or by United States mail, postage prepaid, to the Secretary. To be timely, a shareholder’s notice must be delivered to or mailed and received at the principal executive offices of the Corporation at the same time proposals are due. See “When are shareholder proposals due for next year’s annual meeting?” in this Circular for the proposal notice requirements. However, if the number of directors to be elected to the Board at an annual meeting is greater than the number of directors whose terms expire at the annual meeting, and there is no announcement by the Company naming all of the nominees for the additional directors to be elected or specifying the size of the increased Board before the close of business on the 90th day prior to September 6, 2008, then the shareholder proposals for director nominees must be received by the Company no later than 10 days following the date on which public announcement of the annual meeting is first made by the Company.

Article III of the Company’s by-laws also contains requirements for shareholder proposals regarding director nominees, including requiring information about the person being nominated as well as the shareholder making the proposal, including (a) the name and address, as they appear on the Company’s books, of the shareholder who intends to make the nomination and the name and address of the person or persons to be nominated; (b) the class or series and numbers of shares of the Company which are beneficially owned by the shareholder; (c) a representation that the shareholder is a holder of record of stock of the Company entitled to vote in the election of directors and intends to appear in person or by proxy at the meeting to nominate the person or persons specified in the notice; (d) a description of all arrangements or understandings between the shareholder and each nominee and any other person or persons (naming such person or persons) pursuant to which the nomination or nominations are to be made by the shareholder; (e) such other information regarding each nominee proposed by such shareholder as would have been required to be included in a proxy statement filed pursuant to the proxy rules of the Securities and Exchange Commission had each nominee been nominated, or intended to be nominated, by the Board; (f) the executed written consent of each nominee to serve as a director of the Company if so elected; and (g) if the shareholder intends to solicit proxies in support of such shareholder’s nominee(s), a representation to that effect.

Shareholders interested in submitting director recommendations to the Corporate Governance and Nominating Committee must comply with the notice and information requirements of Article III of the by-laws and submit such recommendations in writing to the Corporate Governance and Nominating Committee, c/o Corporate Secretary, 5915 Airport Road, Suite 1100, Mississauga ON L4V 1T1. In addition to the requirements set forth in Article III of the by-laws, the shareholder must submit a detailed resume of the candidate and an explanation of the

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reasons why the shareholder believes this candidate is qualified for service on our Board of Directors. We intend to evaluate any recommendations received from shareholders in the same manner that potential nominees suggested by Board members, management or other parties are evaluated by the Corporate Governance and Nominating Committee. See above in this “Nomination of Directors” section for a description of qualifications of directors and other considerations.

Compensation

See “Executive Compensation” in this Circular.

Assessments

To date the Board of Directors has not undertaken a formal regular assessment process and has relied on an informal process undertaken by its Corporate Governance and Nominating Committee to satisfy itself that the Board and its committees, and its individual directors are performing effectively. The Corporate Governance and Nominating Committee is currently considering a number of formal assessment models and intends to develop and implement formal assessment processes this year.

Corporate Governance Documents & Regulation

Our corporate governance documents are available, free of charge, in the investor relations area on our web site at www.hostopia.com. Please note, however, that the information contained on the web site is not incorporated by reference in, or considered part of, this Circular. We will also provide copies of these documents free of charge, to any shareholder upon written request to Corporate Secretary, Hostopia.com Inc., 5915 Airport Road, Suite 1100, Mississauga ON L4V 1T1.

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